Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Strong Fourth Quarter and Full Fiscal 2021 Results
ATLANTA, November 10, 2021 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2021.
“We had a very successful fiscal year, driven by strong operational execution and continued strength in the housing market,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “We generated significant gains in operating margin and adjusted EBITDA, leading to full year net income that was more than double the prior year. We also significantly grew our total active lot position and reduced leverage.”
Commenting on market conditions and fiscal 2022 full-year expectations, Mr. Merrill said, “The new home market continues to be characterized by strong demand and limited supply, supported by growth in both employment and household income. While affordability and supply chain challenges are expected to persist, we believe our strong backlog and operational momentum will allow us to generate earnings per share above $5.00. We also expect further growth in our active lot position and to achieve our multi-year goal of reducing total debt below $1 billion.”
Looking further out, Mr. Merrill concluded, “We believe we are positioned to continue growing book value and return on capital while expanding our ESG activities to create durable value for all of our stakeholders.”
Beazer Homes Fiscal 2021 Highlights and Comparison to Fiscal 2020
•Net income from continuing operations of $122.2 million, or $4.01 per diluted share, compared to net income from continuing operations of $53.3 million, or $1.78 per diluted share, in fiscal 2020
•Adjusted EBITDA of $262.7 million, up 28.5%
•Homebuilding revenue of $2.1 billion, up 0.5% on a 4.4% increase in average selling price to $402.4 thousand, partially offset by a 3.7% decrease in home closings to 5,287
•Homebuilding gross margin was 18.9%, up 250 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 23.0%, up 200 basis points
•SG&A as a percentage of total revenue was 11.4%, down 50 basis points
•Net new orders of 5,564, down 11.6% on a 22.3% decrease in average community count to 127, partially offset by a 13.8% increase in sales/community/month to 3.7
•Backlog dollar value of $1,284.0 million, up 29.0% on a 11.0% increase in backlog units to 2,786 and a 16.2% increase in average selling price of homes in backlog to $460.9 thousand
•Land acquisition and land development spending was $595.5 million, up 35.1% from $440.8 million
•Repurchased a total of $80.7 million of debt, which consisted of a $50.0 million repayment of the Senior Unsecured Term Loan and $30.7 million of repurchases of the 5.875% Unsecured Senior Notes due October 2027
Beazer Homes Fiscal Fourth Quarter 2021 Highlights and Comparison to Fiscal Fourth Quarter 2020
•Net income from continuing operations of $48.4 million, or $1.57 per diluted share, compared to net income from continuing operations of $24.6 million, or $0.82 per diluted share, in fiscal fourth quarter 2020
•Adjusted EBITDA of $76.1 million, down 1.3%
•Homebuilding revenue of $589.1 million, down 13.2% on a 19.0% decrease in home closings to 1,407, partially offset by a 7.1% increase in average selling price to $418.7 thousand
•Homebuilding gross margin was 19.5%, up 240 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 23.2%, up 150 basis points
•SG&A as a percentage of total revenue was 11.0%, down 10 basis points
•Net new orders of 1,069, down 46.8% on a 32.1% decrease in sales/community/month to 3.0 and a 21.6% decrease in average community count to 119

•Controlled lots of 21,987, up 23.3% from 17,830
•Repurchased a total of $57.0 million of debt
•Unrestricted cash at quarter end was $246.7 million; total liquidity was $496.7 million
The following provides additional details on the Company’s performance during the fiscal fourth quarter 2021:
Profitability. Net income from continuing operations was $48.4 million, generating diluted earnings per share of $1.57. This included the impact of energy efficiency tax credits of $12.0 million, a loss on debt extinguishment of $0.4 million and inventory abandonments of $0.2 million. Operating income of $46.9 million increased by $11.3 million, or 31.7%, compared to $35.6 million in the previous year primarily driven by increased homebuilding gross margin and improved SG&A leverage. Fourth quarter Adjusted EBITDA of $76.1 million was down $1.0 million compared to the same period last year, primarily driven by lower home closings, partially offset by an increase in homebuilding gross margin.
Orders. Net new orders for the fourth quarter decreased to 1,069, down 46.8% from the prior year. The decrease in net new orders was driven by a 21.6% decrease in average community count to 119 and a 32.1% decrease in sales pace to 3.0 orders per community per month, down from 4.4 in the previous year which was the highest fourth quarter level in more than a decade. The reduction in sales pace is partially driven by our actions to moderate sales to better align with our production capacity given ongoing supply chain and labor pressures. The cancellation rate for the quarter was 11.7%, down 50 basis points from the previous year.
Backlog. The dollar value of homes in backlog as of September 30, 2021 increased 29.0% to $1,284.0 million, or 2,786 homes, compared to $995.3 million, or 2,509 homes, at the same time last year. The average selling price of homes in backlog was $460.9 thousand, up 16.2% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $589.1 million, down 13.2% year-over-year. The decline in homebuilding revenue was primarily driven by a 19.0% decrease in home closings to 1,407 homes as a result of longer construction cycle times due to supply chain disruptions.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments, and amortized interest) was 23.2% for the fourth quarter, up 150 basis points year-over-year, driven primarily by pricing increases and lower sales incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.0% for the quarter, down 10 basis points year-over-year. SG&A on an absolute dollar basis was down 14.5%.
Land Position. Controlled lots increased 23.3% to 21,987, compared to 17,830 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots was 21,422, up 26.7% year-over-year. Through the expansion of lot option agreements, 46.6% of total active lots, or 9,992 lots, were under contract compared to 34.8% of total active lots, or 5,878 lots, as of September 30, 2020.
Liquidity. At the close of the fourth quarter, the Company had $496.7 million of available liquidity, including $246.7 million of unrestricted cash and a fully undrawn revolving credit facility capacity of $250.0 million.
Debt Repurchases. During the quarter, the Company reduced debt by $57.0 million, which consisted of a $50.0 million repayment of its Senior Unsecured Term Loan and $7.0 million of repurchases of the Company's 5.875% Unsecured Senior Notes due October 2027 at an average price of $104.96 per $100 principal amount.
Commitment to Energy Efficiency
In December 2020, Beazer became the first national builder to publicly commit to ensuring that by the end of 2025 every home the Company builds will be Net Zero Energy Ready. Net Zero Energy Ready means that each home will have a gross HERS® index score (before any benefit of renewable energy production) of 45 or less, and homeowners will be able to achieve net zero energy consumption by attaching a properly sized renewable energy system.

Summary results for the fiscal year ended September 30, 2021 and 2020 are as follows:

	Year Ended September 30,
	2021	2020	Change*
New home orders, net of cancellations	5,564	6,293	(11.6)%
Orders per community per month	3.7	3.2	13.8%
Average active community count	127	163	(22.3)%
Cancellation rates	11.1%	15.8%	-470 bps

Total home closings	5,287	5,492	(3.7)%
Average selling price (ASP) from closings (in thousands)	$402.4	$385.5	4.4%
Homebuilding revenue (in millions)	$2,127.7	$2,116.9	0.5%
Homebuilding gross margin	18.9%	16.4%	250 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	18.9%	16.5%	240 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	23.0%	21.0%	200 bps

Income from continuing operations before income taxes (in millions)	$143.7	$71.3	$72.4
Expense from income taxes (in millions)	$21.5	$18.0	$3.6
Income from continuing operations (in millions)	$122.2	$53.3	$68.9
Basic income per share from continuing operations	$4.08	$1.80	$2.28
Diluted income per share from continuing operations	$4.01	$1.78	$2.23

Net income (in millions)	$122.0	$52.2	$69.8

Land acquisition and land development spending (in millions)	$595.5	$440.8	$154.7

Adjusted EBITDA (in millions)	$262.7	$204.4	$58.3
* Change is calculated using unrounded numbers.

Summary results for the quarter ended September 30, 2021 and 2020 are as follows:

	Quarter Ended September 30,
	2021	2020	Change*
New home orders, net of cancellations	1,069	2,009	(46.8)%
Orders per community per month	3.0	4.4	(32.1)%
Average active community count	119	151	(21.6)%
Actual community count at quarter-end	117	145	(19.3)%
Cancellation rates	11.7%	12.2%	-50 bps

Total home closings	1,407	1,737	(19.0)%
ASP from closings (in thousands)	$418.7	$390.9	7.1%
Homebuilding revenue (in millions)	$589.1	$679.1	(13.2)%
Homebuilding gross margin	19.5%	17.1%	240 bps
Homebuilding gross margin, excluding I&A	19.5%	17.2%	230 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	23.2%	21.7%	150 bps

Income from continuing operations before income taxes (in millions)	$47.3	$33.7	$13.6
(Benefit) expense from income taxes (in millions)	$(1.1)	$9.0	$(10.1)
Income from continuing operations (in millions)	$48.4	$24.6	$23.7
Basic income per share from continuing operations	$1.61	$0.83	$0.78
Diluted income per share from continuing operations	$1.57	$0.82	$0.75

Net income (in millions)	$48.4	$23.7	$24.7

Land acquisition and land development spending (in millions)	$245.5	$116.1	$129.5

Adjusted EBITDA (in millions)	$76.1	$77.1	$(1.0)
* Change is calculated using unrounded numbers.

	As of September 30,
	2021	2020	Change
Backlog units	2,786	2,509	11.0%
Dollar value of backlog (in millions)	$1,284.0	$995.3	29.0%
ASP in backlog (in thousands)	$460.9	$396.7	16.2%
Land position and lots controlled	21,987	17,830	23.3%

Conference Call
The Company will hold a conference call on November 10, 2021 at 5:00 p.m. ET to discuss these results. The public may listen to the conference call and view the Company’s slide presentation on the “Investor Relations” page of the Company’s website at www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 10:00 PM ET on November 17, 2021 at 866-359-6498 (for international callers, dial 203-369-0155) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation and governmental actions, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iii) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (v) shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vi) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (viii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (ix) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (x) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has no control; (xi) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (xii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xiii) increased competition or delays in reacting to changing consumer preferences in home design; (xiv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xv) the potential recoverability of our deferred tax assets; (xvi) increases in corporate tax rates; (xvii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xviii) the results of litigation or government proceedings and fulfillment of any related obligations; (xix) the impact of construction defect and home warranty claims; (xx) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxi) the impact of information technology failures, cybersecurity issues or data security breaches; (xxii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water; and (xxiii) the success of our ESG initiatives, including our ability to meet our goal that every home we build will be Net Zero Energy Ready by 2025 as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2021	2020	2021	2020
Total revenue	$590,943	$686,748	$2,140,303	$2,127,077
Home construction and land sales expenses	475,273	569,511	1,735,195	1,776,534
Inventory impairments and abandonments	157	637	853	2,903
Gross profit	115,513	116,600	404,255	347,640
Commissions	21,779	26,847	80,125	82,507
General and administrative expenses	43,382	49,361	163,285	170,386
Depreciation and amortization	3,482	4,806	13,976	15,640
Operating income	46,870	35,586	146,869	79,107
Equity in income of unconsolidated entities	170	209	594	347
Loss on extinguishment of debt, net	(412)	—	(2,025)	—
Other income (expense), net	644	(2,135)	(1,712)	(8,165)
Income from continuing operations before income taxes	47,272	33,660	143,726	71,289
(Benefit) expense from income taxes	(1,087)	9,033	21,546	17,973
Income from continuing operations	48,359	24,627	122,180	53,316
Income (loss) from discontinued operations, net of tax	2	(949)	(159)	(1,090)
Net income	$48,361	$23,678	$122,021	$52,226
Weighted-average number of shares:
Basic	30,069	29,603	29,954	29,704
Diluted	30,867	30,005	30,437	29,948
Basic income (loss) per share:
Continuing operations	$1.61	$0.83	$4.08	$1.80
Discontinued operations	—	(0.03)	(0.01)	(0.04)
Total	$1.61	$0.80	$4.07	$1.76
Diluted income (loss) per share:
Continuing operations	$1.57	$0.82	$4.01	$1.78
Discontinued operations	—	(0.03)	—	(0.04)
Total	$1.57	$0.79	$4.01	$1.74

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2021	2020	2021	2020
Capitalized interest in inventory, beginning of period	$109,943	$132,096	$119,659	$136,565
Interest incurred	18,880	20,385	77,397	87,224
Capitalized interest impaired	—	—	—	(792)
Interest expense not qualified for capitalization and included as other expense	—	(2,095)	(2,781)	(8,468)
Capitalized interest amortized to home construction and land sales expenses	(21,838)	(30,727)	(87,290)	(94,870)
Capitalized interest in inventory, end of period	$106,985	$119,659	$106,985	$119,659

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$246,715	$327,693
Restricted cash	27,428	14,835
Accounts receivable (net of allowance of $290 and $358, respectively)	25,685	19,817
Income tax receivable	9,929	9,252
Owned inventory	1,501,602	1,350,738
Investments in unconsolidated entities	4,464	4,003
Deferred tax assets, net	204,766	225,143
Property and equipment, net	22,885	22,280
Operating lease right-of-use assets	12,344	13,103
Goodwill	11,376	11,376
Other assets	11,616	9,240
Total assets	$2,078,810	$2,007,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$133,391	$132,192
Operating lease liabilities	14,154	15,333
Other liabilities	152,351	135,983
Total debt (net of debt issuance costs of $8,983 and $10,891, respectively)	1,054,030	1,130,801
Total liabilities	1,353,926	1,414,309
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,294,198 issued and outstanding and 31,012,326 issued and outstanding, respectively)	31	31
Paid-in capital	866,158	856,466
Accumulated deficit	(141,305)	(263,326)
Total stockholders’ equity	724,884	593,171
Total liabilities and stockholders’ equity	$2,078,810	$2,007,480

Inventory Breakdown
Homes under construction	$648,283	$525,021
Land under development	648,404	589,763
Land held for future development	19,879	28,531
Land held for sale	9,179	12,622
Capitalized interest	106,985	119,659
Model homes	68,872	75,142
Total owned inventory	$1,501,602	$1,350,738

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2021	2020	2021	2020
Closings:
West region	781	958	2,945	3,206
East region	311	398	1,185	1,045
Southeast region	315	381	1,157	1,241
Total closings	1,407	1,737	5,287	5,492

New orders, net of cancellations:
West region	620	1,124	3,233	3,589
East region	232	457	1,172	1,328
Southeast region	217	428	1,159	1,376
Total new orders, net	1,069	2,009	5,564	6,293

			Fiscal Year Ended September 30,
Backlog units at end of period:			2021	2020
West region			1,653	1,365
East region			611	624
Southeast region			522	520
Total backlog units			2,786	2,509
Dollar value of backlog at end of period (in millions)			$1,284.0	$995.3

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2021	2020	2021	2020
Homebuilding revenue:
West region	$304,591	$355,448	$1,110,208	$1,180,577
East region	155,639	180,385	565,989	476,167
Southeast region	128,894	143,227	451,503	460,166
Total homebuilding revenue	$589,124	$679,060	$2,127,700	$2,116,910

Revenues:
Homebuilding	$589,124	$679,060	$2,127,700	$2,116,910
Land sales and other	1,819	7,688	12,603	10,167
Total revenues	$590,943	$686,748	$2,140,303	$2,127,077

Gross profit:
Homebuilding	$114,717	$115,976	$401,720	$348,110
Land sales and other	796	624	2,535	(470)
Total gross profit	$115,513	$116,600	$404,255	$347,640

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternatives to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2021		2020		2021		2020
Homebuilding gross profit/margin	$114,717	19.5%	$115,976	17.1%	$401,720	18.9%	$348,110	16.4%
Inventory impairments and abandonments (I&A)	157		637		853		1,646
Homebuilding gross profit/margin excluding I&A	114,874	19.5%	116,613	17.2%	402,573	18.9%	349,756	16.5%
Interest amortized to cost of sales	21,838		30,701		87,037		94,844
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$136,712	23.2%	$147,314	21.7%	$489,610	23.0%	$444,600	21.0%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2021	2020	2021	2020
Net income	$48,361	$23,678	$122,021	$52,226
(Benefit) expense from income taxes	(1,086)	8,764	21,501	17,664
Interest amortized to home construction and land sales expenses and capitalized interest impaired	21,838	30,727	87,290	95,662
Interest expense not qualified for capitalization	—	2,095	2,781	8,468
EBIT	69,113	65,264	233,593	174,020
Depreciation and amortization	3,482	4,806	13,976	15,640
EBITDA	72,595	70,070	247,569	189,660
Stock-based compensation expense	2,913	5,167	12,167	10,036
Loss on extinguishment of debt	412	—	2,025	—
Inventory impairments and abandonments (a)	157	637	853	2,111
Restructuring and severance expenses	—	(44)	(10)	1,317
Litigation settlement in discontinued operations	—	1,260	120	1,260
Adjusted EBITDA	$76,077	$77,090	$262,724	$204,384
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired."